                                  NEWS RELEASE
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15301 W. 109TH Street, Lenexa, KS 66219  Phone: 913-647-0158  Fax:  913-647-0132
                                                              investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

Contact:     Michael J. Meyer
             (913) 647-0158, Phone
             (913) 647-0132, Fax
             investorrelations@elecsyscorp.com

ELECSYS CORPORATION SUBSIDARY DCI COMPLETES PURCHASE OF CRYSTALOID TECHNOLOGIES,
INC. ASSETS - Customer Transition Accelerates

Lenexa, Kansas (January 2, 2003) - Elecsys Corporation (AMEX: ASY) today announced that it's DCI, Inc. subsidiary completed the previously announced purchase of certain assets from Crystaloid Technologies, Inc. ("CTI"). The transaction, which totaled approximately $1.3 million, was completed on December
31, 2002 and consisted of the purchase of accounts receivable, inventory, fixed assets and intellectual property. CTI, which closed its production facility on
December 20, 2002, helped pioneer the development of liquid crystal display technology and had grown into the largest supplier of avionics liquid crystals displays (LCDs) in North America. Serving customers in the avionics, medical, military, industrial and commercial markets, CTI reported over $6.0 million in revenue in 2001.

Michael J. Meyer, Chairman of Elecsys, said, "The purchase of these assets is a significant accomplishment related to our objective of growth through opportunistic strategic acquisitions that we established at the beginning of our fiscal year. This purchase establishes DCI as one of the premier providers of custom LCD's and electronic modules integrated with LCD's in the United States."

Karl B. Gemperli, President of DCI, Inc. added, "When the transfer of the purchased assets from Ohio to our Lenexa, KS facility is complete by the end of this month, we will enhance our technological knowledge base, particularly in aerospace products, and increase our total LCD production capabilities. We are actively pursuing opportunities to serve CTI's former customer base and have booked over $500,000 in orders with these customers during the transition period. We expect to begin shipments to a large portion of these customers in
February of this year."

Elecsys Corporation (AMEX: ASY), through its wholly owned subsidiary DCI, Inc., manufactures and imports custom liquid crystal displays (LCDs) and provides electronic manufacturing services for Original Equipment Manufacturers in the medical, aerospace,

industrial and consumer product industries. Through its unique capabilities to manufacture hybrid electronic assemblies, such as integrating LCDs with electronic components, the company offers a compelling single-source solution to its customers at a lower overall total cost. For more information, visit our websites at www.elecsyscorp.com and www.dciincorporated.com.

Safe-Harbor statement: The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-KSB for the year ended April 30, 2002. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.